Exhibit 99.1

CHART ACQUISITION CORP. AGREES TO BUSINESS COMBINATION WITH TEMPUS APPLIED SOLUTIONS, LLC

New York, January 5, 2015 /PRNewswire/ — Chart Acquisition Corp. (NASDAQ: CACG; CACGW; CACGU) (“Chart”) today announced that it has entered into an Agreement and Plan of Merger (“Merger Agreement”) with Tempus Applied Solutions, LLC (“Tempus”), an aviation solutions company (the “Business Combination”). Pursuant to the terms of the Merger Agreement, Chart and Tempus will combine under a new holding company called Tempus Applied Solutions Holdings, Inc. (“Tempus Holdings”).

Tempus is a recently-formed company that provides customized aircraft engineering, integration and operations solutions that support critical missions of the United States Department of Defense (DoD), U.S. intelligence agencies, foreign governments, heads of state and others worldwide. Tempus will design and implement special mission aircraft modifications related to intelligence, surveillance and reconnaissance systems, new generation command, control and communications systems and VIP interior components and provide ongoing operational support including flight crews and maintenance services to customers. In addition, it transitions undervalued and underutilized aircraft to alternative configurations that are then used for more profitable special mission purposes. Tempus is headquartered in Williamsburg, Virginia.

Chart further announced that, in connection with entering into the Merger Agreement, it has terminated its previously announced transaction with Tempus Intermediate Holdings, LLC (“TIH”). Concurrent with the closing of the Business Combination, TIH will enter into an agreement with Tempus and Tempus Holdings not to compete in Tempus’ business area for four years.

B. Scott Terry, founder and CEO of Tempus, who will serve as CEO of Tempus Holdings, stated: “Tempus has brought together a talented team of employees that has great experience addressing complex aviation-related mission requirements for governments and heads of state. We have been exploring ways to take advantage of market opportunities and are pleased to be working with Chart, which we believe will enable us to more rapidly address our near-term customer requirements in addition to expanding our marketing reach. We've received positive feedback from potential stakeholders about possibly increasing our capital base and we are excited about growing our business by building the additional relationships that public ownership allows.”

Joseph R. Wright, Chairman and CEO of Chart, who will serve as Chairman of Tempus Holdings, stated: “Tempus provides complex communications, navigation and electronics solutions for special-mission governmental and commercial aircraft. We believe there are strong opportunities in this market, driven by regulatory changes that necessitate the upgrading of equipment in commercial aircraft and increased demand for both military and commercial aircraft with sophisticated mission capabilities. We believe Chart has unique market knowledge and relationships that will enable Tempus to achieve incremental growth. We look forward to working with Scott and his team as they grow a great company.”

The total purchase price for Tempus will be up to $100 million (based on a $10.00 per share price for Chart common stock), subject to adjustments. Under the terms of the Merger Agreement, Tempus’ members will receive 5.25 million shares of Tempus Holdings’ common stock upon the closing of the Business Combination and may receive up to an additional 4.75 million shares upon Tempus Holdings’ achievement of certain financial milestones, subject to adjustments as defined in the Merger Agreement. The cash currently held in Chart’s trust account will be used to fund any redemptions by Chart’s public stockholders and the payment of transaction fees and expenses. The remaining cash in the trust account will be used by Tempus Holdings as working capital. Tempus’ senior management team will continue in their same positions after the Business Combination. Shares and warrants of Tempus Holdings are expected to list on the Nasdaq Capital Market under the symbols “TMPS” and “TMPSW”, respectively.

In connection with the Business Combination, Mr. Joseph R. Wright, Cowen Investments LLC and Chart Acquisition Group, LLC (collectively, the “Warrant Offerors”) intend to offer to purchase up to 3,746,150 of Chart’s warrants at a purchase price of $0.60 per warrant (the “Warrant Tender Offer”).

The Business Combination is subject to the approval of Chart’s stockholders, as well as other closing conditions.

Cowen and Company, LLC acted as financial advisor to Chart and Ellenoff Grossman & Schole LLP served as legal counsel to Chart. BB&T Capital Markets acted as financial advisor to Tempus and Alston & Bird LLP served as legal counsel to Tempus.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

Tempus Holdings intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4, which will include a preliminary proxy statement of Chart and a prospectus in connection with the Business Combination. Chart will mail a definitive proxy statement and other relevant documents to its stockholders. Stockholders of Chart and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto, the prospectus and the definitive proxy statement in connection with Chart’s solicitation of proxies for the special meeting to be held to approve the Business Combination, because these documents will contain important information about Chart, Tempus and the Business Combination. The definitive proxy statement will be mailed to stockholders of Chart as of a record date to be established for voting on the Business Combination. Stockholders will also be able to obtain copies of the Registration Statement and the proxy statement/prospectus, without charge, once available, on the SEC’s website at www.sec.gov or by directing a request to Chart by contacting its Secretary, Michael LaBarbera, c/o The Chart Group, L.P., 555 5th Avenue, 19th Floor, New York, New York 10017, at (212) 350-8200 or at mlab@chartgroup.com.

The Warrant Tender Offer for the outstanding warrants of Chart has not yet commenced. This press release is not a recommendation, an offer to purchase or a solicitation of an offer to sell warrants of Chart. At the time the Warrant Tender Offer is commenced, the Warrant Offerors will file a tender offer statement on Schedule TO with the SEC for such tender offer, and Chart will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Warrant Tender Offer. Chart warrant holders are strongly advised to carefully read the tender offer statement (including the offer to purchase, the letter of transmittal and the related tender offer documents) and the related solicitation/recommendation statement for the Warrant Tender Offer when it becomes available, because these documents will contain important information, including the terms of, and conditions to, such tender offer. Such materials, when prepared and ready for release, will be made available to Chart’s warrant holders at no expense to them. In addition, at such time, Chart’s warrant holders will be able to obtain these documents for free from the SEC’s website at www.sec.gov.

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Participants in the Business Combination

Tempus Holdings, Chart, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Chart in connection with the Business Combination. Information regarding the officers and directors of Chart is set forth in Chart’s proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on November 5, 2014.

Additional information regarding the interests of such potential participants will also be included in the Registration Statement on Form S-4 (and will be included in the definitive proxy statement/prospectus for the Business Combination) and other relevant documents filed with the SEC.

Forward-Looking Statements

This written communication contains forward-looking statements that involve risks and uncertainties concerning Chart’s proposed Business Combination with Tempus and Tempus’ expected performance, as well as its strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the proposed Business Combination will not close or that the closing may be delayed; the reaction of Tempus’ customers and prospective customers to the proposed Business Combination; the possibility that Chart may be unable to obtain stockholder approvals as required; or the occurrence of any event or change in circumstances that could give rise to the termination of the Merger Agreement. In addition, filings by Chart with the SEC on Forms 10-K, 10-Q and 8-K identify other important factors that could cause financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. Chart will not update any of its forward-looking statements after the date hereof except to the extent required by law.

About Chart Acquisition Corp.

Chart is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Chart raised $75 million in its initial public offering in December 2012.

For further information, please contact Joe Boyle, Chart Acquisition Corp., at (212) 350-8205.

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